Exhibit 5.1

First Commonwealth Financial Corporation Executive Offices Old Courthouse Square 22 North Sixth Street Indiana, Pennsylvania 15701-0400 724.349.7220 Phone 724.464.1112 Fax www.fcbanking.com

October     , 2008

Board of Directors

First Commonwealth Financial

    Corporation

22 North 6th Street

Indiana, Pennsylvania 15701

Ladies and Gentlemen:

I am Senior Vice President and corporate legal counsel of First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and my opinion has been requested as to certain matters in connection with the offer and sale of up to             shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”) of the Company pursuant to the terms of the Underwriting Agreement dated October , 2008 between the Company and Keefe, Bruyette & Woods, Inc., as representative of the underwriters (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Company’s Registration Statement on Form S-3 as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 27, 2008 (the “Registration Statement”), (ii) the Articles of Incorporation, as amended, of the Company, as currently in effect, (iii) the Bylaws, as amended, of the Company, as currently in effect, and (iv) certain resolutions adopted by the Board of Directors of the Company with respect to the Underwriting Agreement and the issuance of shares of Common Stock contemplated thereby. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and, when sold pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

Board of Directors

First Commonwealth Financial

    Corporation

October     , 2008

The foregoing opinion is limited to the Federal laws of the United States and the law of the Commonwealth of Pennsylvania. I express no opinion as to the effect of the law of any other jurisdiction.

I hereby consent to being referenced by name under the caption “Legal Matters” in the Registration and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Matthew C. Tomb, Esq.

Senior Vice President